EXHIBIT 99.1

HemCon Medical Technologies Continues Transition to Innovation Leader

WESTPORT, Conn., February 17, 2015 -- TriStar Wellness Solutions, Inc. (OTCQB: TWSI), a health and wellness company that targets opportunities in the advanced wound care marketplace, announces several recent appointments of key personnel at its subsidiary, HemCon Medical Technologies, Inc. to complete its transition to exclusively focus the company resources on marketing and sales, new product development and technological innovations, best of class regulatory and quality systems. The company has successfully completed their physical move to new facilities in downtown Portland, Oregon and transferred all manufacturing to U.S.-based world class outsourcing partners.

In related news, Simon McCarthy, formerly the Chief Scientific Officer, has been promoted to the new position of Science and Technology Fellow at HemCon Medical Technologies, Inc.

Dr. McCarthy brings over 25 years of research experience in chemistry and holds multiple worldwide patents in the chemistry and medical device field. He joined HemCon in 2001 as one of the primary founders and inventors of the underlying technology utilized in the life-saving HemCon wound care solutions. Simon was named in 2005 by the US Army as a Top Ten Invention Award recipient in 2005 for invention & development of the HemCon Chitosan Bandage. He further won the Tibbets Award in 2007 for development of the HemCon Bandage and was the finalist in Australia Eureka Awards 2012 for development of the novel co-polyurethane-siloxane Elast-Eon. In his new role, Dr. McCarthy, a corporate officer, will have a broad mandate in all scientific and technological matters across the company reporting directly to the President and CEO.

Stuart Sands, currently Chief Financial Officer has been appointed the company’s Chief Operating Officer as well. Mr. Sands was instrumental in planning and executing the transition of HemCon operations toward an efficient wound care enterprise. His leadership during this critical phase of development has directly contributed toward building what the company believes will be a profitable company in 2015. The company has previously announced that beginning in January 2015 it will be selling it’s manufacturing assets and focusing exclusively on marketing, sales and new product development utilizing established US manufacturing outsourcing partners. With the complex restructuring task complete, Mr. Sands will now direct the new manufacturing systems and corporate wide business operations.

Dr. Brian Clare, Senior Scientist has been promoted to Vice President of Innovation. Both research & development and new product development will now report to Dr. Clare. “As a materials scientist Brian has a unique ability to contribute to the innovation process both in continuous product improvement and applying new technological solutions”, said Wax. Following Dr. Claire’s Chemistry PhD from the University of Wisconsin he has worked in diverse leadership technology roles including, Principal Investigator, Senior Project Engineer & Polymer Chemist as well Director of Technology. During the transition at HemCon, Dr. Clare successfully directed the technical transfer process.

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Dr. Maire Ni Beilliu, has been promoted to Vice President of Regulatory Affairs & Quality Systems. At HemCon Europe, before relocating to Portland, Oregon headquarters, Dr. Ni Beilliu held the senior management position. She joined the European company in 2007. She now will be responsible for the regulatory component of our medical device business, with additional responsibility for directing the company’s U.S.-based quality operation. Her first hand knowledge of the HemCon subsidiary in the Czech Republic will be applied as the company plans to expand its international footprint. A trained scientist, with a Ph.D. in biochemistry and invaluable experience on the European side of our operations, Dr. Ni Beilliu is uniquely qualified to establish the policies HemCon requires to thrive in an increasingly regulated worldwide industry.

Michael Wax, President and CEO said, “These organizational changes are the first in our plan to create a knowledge based company composed of talented employees capable of leading us along a profitable fast growing pathway. The entire team is looking ahead to 2015 with excitement as HemCon embarks on its operating mission to build a profitable wound care company for many years into the future,” said Wax.

About HemCon Medical Technologies

HemCon Medical Technologies Inc., founded in 2001, develops, manufactures, and markets innovative technologies for hemostatic devices for the control of bleeding resulting from trauma or surgery. HemCon products are designed for use by military and civilian first responders as well as medical professionals in hospital and clinical settings where control of bleeding are of critical importance. HemCon is headquartered in Portland, Ore. The Company has subsidiaries in Ireland and the Czech Republic. For more information, please visit www.hemcon.com.

About TriStar Wellness Solutions

TriStar Wellness Solutions®, Inc. (OTCQB:TWSI) is a health and wellness company that targets opportunities in the advanced wound care marketplace. TriStar is the owner of HemCon Medical Technologies Inc., a company dedicated to saving lives through innovative wound care solutions.

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Forward-Looking Statement

This press release for TriStar Wellness Solutions®, Inc. contains forward-looking statements. Generally, you can identify these statements because they use words like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements reflect only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the risks we face as described our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements which apply only as of the date of this press release. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation of belief will be accomplished.

SOURCE: TriStar Wellness Solutions®, Inc.

Contact:

Stephanie Wiegman

Tel: (503) 245-0459

stephanie.wiegman@hemcon.com

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